LOGAN’S ROADHOUSE, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of January 29, 2014 by and among Logan’s Roadhouse, Inc., a Tennessee corporation having its principal place of business at 3011 Armory Drive, Suite 300, Nashville, Tennessee 37204 (the “Company”), G&S Food Group, a limited liability company with an address at 705 Golf Club Dr, Castle Rock, CO 80108 (the “Consultant”) and, with respect to paragraphs 1, 3 through 8, 10 through 13 and 16 (collectively, the “Applicable Provisions”), Gerard Lewis (the “Individual”). The Company, the Consultant and the Individual may be referred to herein individually as “Party” or collectively, as “Parties.” When used in the Applicable Provisions, the term “Consultant” shall also mean the Individual.
RECITALS
WHEREAS, the Company desires to benefit from the experience and ability of Consultant; and
WHEREAS, in furtherance thereof, the Company desires to retain Consultant to provide certain services described below, and the Parties desire to enter into this Agreement.
NOW THEREFORE, in consideration of the mutual covenants set forth below, the Parties hereby agree as follows:
AGREEMENT
1Consulting Services.
1.1.    Commencing on January 1, 2014 (the “Effective Date”), the Company hereby retains Consultant, and Consultant hereby agrees to perform consulting services for the Company as set forth herein. As a consultant, Consultant agrees to devote best efforts to provide to the Company services relating to restaurant operations and culinary expertise upon the Company’s request, including a reasonable amount of informal consultation over the telephone or otherwise as requested by the Company. The services to be provided by Consultant hereunder will primarily involve responsibilities and activities as described in Exhibit A attached hereto (the “Services”). The specific nature and amount of the Services to be performed shall be as determined by the Company during the term of this Agreement. Consultant shall devote such time as is described in Exhibit A attached hereto to perform the Services and shall render the Services at such times as may be mutually agreed upon by Consultant and the Company. Other than as set forth in Exhibit A, Consultant shall perform the Services at any Company location or at other places, upon mutual agreement of the parties hereto. Consultant will perform the Services, and provide the results thereof, with the highest degree of professional skill and expertise. To the extent any employee or subcontractor of Consultant other than Individual performs any Services under this Agreement, Consultant agrees to obtain the written agreement of such person or entity (enforceable by the Company as a third party beneficiary) agreeing to abide by the terms of this Agreement to the same extent as if such person or entity were a party to this Agreement.
2    Compensation. Exhibit A attached hereto sets forth the amount and timing of payment for the Services. The Company will also reimburse Consultant for expenses actually incurred by Consultant in performing the Services, including but not limited to travel and other business expenses, so long as such expenses are reasonable and necessary as determined by the Company. Consultant shall maintain adequate records relating to any expenses to be reimbursed and shall submit requests for reimbursement in a timely manner and a form acceptable to the Company, and the Company shall reimburse Consultant for such expenses as promptly as practicable.
3    Independent Contractor.
3.1.    The Parties understand and agree that Consultant and any employee of Consultant is an independent contractor and not an agent or employee of the Company. Neither Consultant nor any employee of Consultant has authority to, nor will he act, represent or hold himself out as having authority to, act as an agent or partner of the Company, or in any way bind or commit the Company to any obligation, contract, agreement or other legal commitment. The Parties further understand and agree that neither Consultant nor any employee of Consultant is eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions (including unemployment or disability) or obtaining workers’ compensation insurance on Consultant’s or its employees’ behalf. Consultant shall be fully and solely responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest.
3.2.    Any contract entered into by the Company as a result of Consultant’s efforts shall be for the sole benefit of the Company and Consultant shall have no interest therein.
4    Confidentiality; Nondisclosure.
4.1.    Consultant acknowledges that the information, observations and data obtained by Consultant while providing services to the Company pertaining to the Company’s business or any information, which is not available to the public, whether in written, oral, electronic or visual form or in any other media, including, without limitation, such information that is proprietary or confidential, including any trade secrets and/or information relating to actual or proposed operations, development strategies, business plans, actual or projected revenues and expenses, finances, contracts and books and records (“Confidential Information”) shall be the property of the Company. Therefore, Consultant agrees that Consultant shall not disclose any Confidential Information, or permit any Confidential Information to be disclosed, to any unauthorized person, or use any Confidential Information for Consultant’s own purposes, without the prior written consent of the Company. Upon the request of the Company and, in any event, upon the cessation of the Services, Consultant shall deliver to the Company all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) and the business of the Company which Consultant may then possess or have under Consultant’s control. This Section 4.1 is intended to apply to all materials made or compiled by Consultant, as well as to all materials furnished to Consultant relating to the provision of the Services.
4.2.    Consultant understands that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Consultant’s association and thereafter, Consultant will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information, except in connection with Consultant’s performing requested Services for the Company, or as expressly authorized in writing by an officer of the Company.

4.3.    The restrictions in this Section 4 are in addition to and not in lieu of any other obligations of Consultant to protect the Confidential Information, including, but not limited to, obligations arising under the Company’s policies, ethical rules, and applicable law. Nothing in this Agreement is intended to or should be interpreted as diminishing any rights and remedies the Company has under applicable law related to the protection of confidential information or trade secrets.
5    Intellectual Property Rights.
5.1.    Consultant shall promptly and fully disclose to the Company any and all ideas, inventions, technologies, discoveries, improvements, know-how, developments, methods, designs, analyses, reports and techniques, including all patents, copyrights, trademarks, trade secrets and other intellectual property rights, which relate to the Company’s actual or anticipated business, research and development or existing or future products or services that the Consultant conceives, reduces to practice or develops during the term of the Agreement, alone or in conjunction with others, during or as a result of performing the Services for the Company under this Agreement (collectively, the “Work Product”). Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the Company) of all Services provided and results thereof and such records shall be available to and remain the sole property of the Company at all times. Consultant agrees that any and all Work Product, including all patent rights, copyrights, trade secrets and trademark rights therein, shall be the sole and exclusive property of the Company.
5.2.    Consultant acknowledges that all Work Product (whether or not patentable), belongs to the Company. Consultant agrees that the Work Product is hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for the Company. If, for any reason, any of the Work Product does not constitute a “work made for hire,” Consultant hereby irrevocably assigns, and agrees to assign, to the Company, in each case without additional consideration, all right, title and interest throughout the world in and to the Work Product. Consultant hereby waives in favor of the Company all of its moral rights, and any similar non-assignable rights, throughout the world, in any copyright work which constitutes Work Product.
5.3.    Consultant acknowledges and agrees that Consultant has no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Work Product without the Company’s prior written approval. Consultant further acknowledges and agrees that Consultant has no right or license to use the Company’s trademarks, service marks, trade names, logos, symbols or brand names without the Company’s prior written approval.
5.4.    Consultant further agrees to cooperate and provide reasonable assistance to the Company to obtain and from time to time enforce United States and foreign patents, copyrights, and other rights and protections claiming, covering or relating to Work Product in any and all countries.

6    Noncompetition and Nonsolicitation of Employees.
6.1.    During the term of this Agreement and for two (2) years after its termination, Consultant will not, without the prior consent of the Company’s Board of Directors, directly or indirectly, whether as an owner, a partner, an employee, an independent contractor, a consultant or otherwise (i) perform services that are substantially similar to the Services for or on behalf of any person or entity that competes with the Business of the Company (as defined below) in the Restricted Territory (as defined below), or (ii) perform any managerial, consultive or similar services of a type customarily performed by a manager, an officer, an executive or a director for or on behalf of any of the Direct Competitors (as defined below) in the U.S. Territory (as defined below).
6.2.    For purposes of this Agreement, “Restricted Territory” means the states of Alabama, Arizona, California, Florida, Georgia, Illinois, Indiana, Kansas, Kentucky, Louisiana, Michigan, Mississippi, Missouri, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia; “U.S. Territory” means the states of Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Washington, D.C., Florida, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin and Wyoming; “Business of the Company” means the casual dining steakhouse and/or roadhouse restaurant business and/or similar activities conducted, authorized, offered or provided by the Company within two (2) years prior to the Effective Date; and “Direct Competitors” means the entities doing business as Texas Roadhouse, Lone Star Steaks, Longhorn Steak, Outback Steakhouse, The Original Roadhouse, Santa Fe Cattle Company, Salt Grass, Texas Land Cattle and Black Angus Steakhouse.
6.3.    During the term of this Agreement and for two (2) years after its termination, Consultant will not solicit or attempt to solicit, directly or by assisting others, any person who was an employee of the Company or any affiliate of the Company on, or within six (6) months before, the date of such solicitation or attempted solicitation, to leave the employment of the Company or such affiliate.
6.4.    In the event that any of the covenants in this Section 6 are found by a court of competent jurisdiction to be overly broad or otherwise unenforceable as written, the Parties request the court to modify or reform any such covenant to allow it to be enforced to the maximum extent permitted by law and to enforce the covenant as so modified or reformed.
6.5.    In the event the enforceability of any of the covenants in this Section 6 shall be challenged in a claim or counterclaim in court during the time periods set forth in this Agreement for such covenants, and Consultant is not immediately enjoined from breaching any of the covenants herein, then if a court of competent jurisdiction later finds that the challenged protective covenant is enforceable, the time periods set forth in the challenged covenant(s) shall be deemed tolled upon the filing of the claim or counterclaim in court seeking or challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired; provided, that, to the extent Consultant complies with such covenant(s) during such challenge, the time periods set forth in the challenged covenant(s) shall not be deemed tolled.
7    No Conflicting Obligation.
7.1.    Consultant represents that Consultant’s performance of all of the terms of this Agreement and the performing of the Services for the Company do not and will not breach or conflict with any agreement with a third party, including an agreement to keep in confidence any proprietary information of another entity acquired by Consultant in confidence or in trust prior to the date of this Agreement.
7.2.    Consultant hereby agrees not to enter into any agreement that conflicts with this Agreement.

8    Improper Materials. Consultant agrees not to bring to the Company or to use in the performance of Services for the Company any materials or documents of a present or former employer of Consultant, or any materials or documents obtained by Consultant from a third party under a binder of confidentiality, unless such materials or documents are generally available to the public or Consultant has authorization from such third party for the possession and unrestricted use of such materials. Consultant understands that Consultant is not to breach any obligation of confidentiality that Consultant has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.
9    Indemnification. Consultant shall defend, indemnify and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from Consultant’s breach of any representation, warranty or obligation under this Agreement.
10    Term and Termination.
10.1.    This Agreement, and the Services hereunder, shall commence on the Effective Date and shall continue for an initial term of two (2) years after the Effective Date, unless earlier terminated as provided below.
10.2.    Consultant or the Company may terminate this Agreement at any time by giving no less than ninety (90) days’ prior written notice to the other Party; provided, that the Company may terminate this Agreement immediately in the event Consultant breaches this Agreement.
10.3.    In the event of any early termination pursuant to this Section 10, the Company shall pay Consultant on a pro rata basis any consulting fees then due and payable for any Services completed up to and including the date of such termination and reimburse Consultant for expenses up to and including the date of such termination in accordance with Section 2. No further amounts shall be due from the Company to Consultant.
10.4.    The obligations set forth in Sections 3, 4, 5, 6, and 9 through 17 will survive any termination or expiration of this Agreement. Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, Consultant shall (i) cease work immediately, unless otherwise advised by the Company; (ii) promptly deliver to the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Work Product, Confidential Information or Third Party Information; and (iii) permanently erase all Work Product, Confidential Information and Third Party Information from Consultant’s computer systems and electronic storage devices.
11    Assignment. The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as the Company has specifically contracted for the Services with Consultant, Consultant may not assign or delegate Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to an affiliate or to any person or entity that succeeds to all or substantially all of the Company’s business to which this Agreement relates, whether by merger, acquisition or other means. Any assignment not in accordance with this Section 11 shall be void.

12    Legal and Equitable Remedies. Because Consultant’s Services are personal and unique and because Consultant may have access to and become acquainted with the Confidential Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
13    Use of Name and Publicity. Consultant agrees that Consultant will not, and will cause each of its employees not to, without prior written consent of the Company in each instance: (a) use in advertising, publicity or otherwise the name of the Company or any partner, independent contractor or employee of the Company; or (b) represent, directly or indirectly, that any service provided by Consultant has been approved or endorsed by the Company.
14    Compliance with Applicable Laws and Obligations. Consultant and its employees will perform the Services in compliance with all applicable laws.
15    Governing Law; Severability. This Agreement will be governed in all respects by the laws of the State of Tennessee as such laws are applied to agreements between Tennessee residents entered into and to be performed entirely within Tennessee and without giving effect to conflict of laws principles. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.
16    Complete Understanding; Modification. This Agreement, and the Exhibits mentioned herein, constitute the final, exclusive and complete understanding and agreement of the Parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties hereto.
17    Notices. Any notices required or permitted hereunder shall be given to the appropriate Party at the address listed on the first page of the Agreement, or such other address as the Party shall specify in writing pursuant to this notice provision. Such notice shall be deemed given upon personal delivery to the appropriate address or three days after the date of mailing if sent by certified or registered mail.
18    Counterparts. This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

LOGAN’S ROADHOUSE, INC.	CONSULTANT – G&S Food Group
a Tennessee corporation

By: /s/ Mike Andres
Name: Mike Andres	Name: /s/ Gerard Lewis
Title: CEO	Title: President / CEO
Address: 3011 Armory Dr, Nashville, TN Date: 1/29/14	Address: 705 Golf Club Drive Date: 1/29/14

INDIVIDUAL

Name: /s/ Gerard Lewis
Title: As Individual
Address: 705 Golf Club Drive Date: 1/29/14

EXHIBIT A

SERVICES AND COMPENSATION

Services: Provision to the Company of culinary, operations, and supply chain support and expertise.
Time to be devoted: Consultant shall provide at least ten (10) full days of Services per month to the Company, with at least six days on location at its executive offices in Nashville or at any of its restaurant locations, and such additional days as requested by the Company either on location as specified above or at other locations, as mutually agreed.
Consideration: As full and complete compensation for performing the Services, the Company shall pay Consultant compensation in the amount of (i) Sixty-One Thousand Two Hundred Fifty Dollars ($61,250) payable per calendar quarter, and (ii) One Hundred and Twenty-Five Thousand Dollars ($125,000) payable within 15 calendar days of the Effective Date.